Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Provident Acquisition Holdings Ltd. as the “Designated Filer” for purposes of the attached Form 3:

1.	Winato Kartono Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong
2.	Michael Aw Soon Beng Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong
3.	Andrew Joseph Hoffmann Unit 11C/D, Kimley Commercial Building 142 – 146 Queen’s Road Central Hong Kong

Date of Event Requiring Statement: January 7, 2021

Issuer Name and Ticker or Trading Symbol: Provident Acquisition Corp. [PAQCU]

WINATO KARTONO

By:	/s/ WINATO KARTONO

MICHAEL AW SOON BENG

By:	/s/ MICHAEL AW SOON BENG

ANDREW JOSEPH HOFFMANN

By:	/s/ ANDREW JOSEPH HOFFMANN

Date: January 7, 2021